SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            DOMINION RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           [DOMINION RESOURCES LOGO]



DOMINION RESOURCES, INC.
901 EAST BYRD STREET
P. O. BOX 26532
RICHMOND, VIRGINIA 23261
March 16, 1995

TO THE SHAREHOLDERS OF
     DOMINION RESOURCES, INC.:
     I extend to you a cordial invitation to attend the 1995 Annual Meeting of Shareholders to be held at The Norfolk Waterside Marriott Hotel - Waterside Convention Center, 215 East Main Street, Norfolk, Virginia on Friday, April 21, 1995, at 9:30 A.M., Eastern Daylight Time.
     The matters scheduled for consideration at the Annual Meeting are the election of nine Directors and the ratification of the designation of independent auditors. I will also report to you on current company matters, including the company's financial condition and results of operations. You also will have an opportunity to question management about the company's operations and plans.
     At the 1994 Annual Meeting, 88 percent of the Common Stock was represented in person or by proxy. Although this response was gratifying, I would like to have an even greater representation at the 1995 Annual Meeting and therefore urge you to cast your vote.
     The right to vote your stock at the Annual Meeting is an important Shareholder right and should be exercised by you in person or by proxy regardless of the number of shares held.
     I SINCERELY HOPE YOU WILL BE ABLE TO BE PRESENT AT THE ANNUAL MEETING BUT REQUEST IN ANY EVENT THAT YOU SIGN YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE. THE PROMPT RETURN OF YOUR PROXY WILL ELIMINATE THE NEED FOR FURTHER SOLICITATION AND ADDED EXPENSE TO DOMINION RESOURCES.
Sincerely,
THOS. E. CAPPS
CHAIRMAN OF THE BOARD
 AND CHIEF EXECUTIVE OFFICER
                              VOTING YOUR PROXY IS IMPORTANT
        DOMINION RESOURCES HAS MORE THAN 300,000 HOLDERS OF COMMON STOCK, A SUBSTANTIAL NUMBER OF WHOM OWN LESS THAN 100 SHARES EACH. TO INSURE A PROPER REPRESENTATION AT THE ANNUAL MEETING, IT IS IMPORTANT, REGARDLESS OF THE SIZE OF YOUR HOLDINGS, THAT YOU FILL OUT, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.
        AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dominion Resources, Inc. (Dominion Resources) will be held at The Norfolk Waterside Marriott Hotel - Waterside Convention Center, 215 East Main Street, Norfolk, Virginia on Friday, April 21, 1995, at 9:30 A.M., Eastern Daylight Time, for the following purposes:
          1. To elect nine Directors;
          2. To ratify the designation by the Board of Directors of Deloitte & Touche LLP as independent certified public accountants to audit the consolidated financial statements of Dominion Resources for the year 1995;
and to act on such other matters as may properly come before the Annual Meeting.
     Only holders of Common Stock of record at the close of business on February 17, 1995, will be entitled to vote at the Annual Meeting.
March 16, 1995
By Order of the Board of Directors,
LINWOOD R. ROBERTSON
SENIOR VICE PRESIDENT, TREASURER
  AND CORPORATE SECRETARY
                                       i

                               THE PROXY PROCESS
     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 21, 1995. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to Dominion Resources' Corporate Secretary. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 16, 1995, to all Shareholders entitled to vote.
     For registered Shareholders who participate in the Dominion Resources, Inc. Automatic Dividend Reinvestment Plan (the ADR Plan), the proxy includes both the Shareholder's registered shares and the full and fractional shares held by the ADR Plan on the Shareholder's behalf. The shares held by the ADR Plan will be voted in accordance with the Shareholder's instructions, if the proxy is properly executed and returned. If a Shareholder who participates in the ADR Plan does not return his or her proxy, Dominion Resources may vote all shares held by the ADR Plan for the participating Shareholder in accordance with the recommendations of management.
     Participants in the Dominion Resources, Inc. Employee Savings Plan (the Savings Plan) receive proxy soliciting material from Signet Trust Company, the Savings Plan trustee. The proxy included in that material represents the full and fractional shares held by the Savings Plan on a participant's behalf. That proxy should be returned, properly executed, to the trustee (not to Dominion Resources) in the envelope provided. The trustee will vote returned proxies in accordance with the Savings Plan participants' instructions. Participants' proxies are voted on a confidential basis by the trustee and are not reviewed or examined by Dominion Resources. If a participant does not vote his or her Savings Plan shares, the trustee generally will vote such shares in accordance with the recommendations of Dominion Resources' management.
     On February 17, 1995, the date for determining Shareholders entitled to vote at the Annual Meeting, there were outstanding 172,041,998 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters acted upon at the Annual Meeting.
     A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for the remainder of the meeting or adjournments thereof. Abstentions and shares held of record by a broker or its nominee (Broker Shares) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.
     The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and Broker Shares that are not voted in the election of Directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of Directors.
                                       1

     The expense of this solicitation will be borne by Dominion Resources. Solicitation of proxies from some holders may be made by employees of Dominion Resources by telephone after the initial mail solicitation. In addition, arrangements have been made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial Shareholders, and Dominion Resources will reimburse these institutions for their expense in so doing. Dominion Resources has retained Corporate Election Services, Inc. to assist in the tabulation of proxies and to act as the inspector of elections at the Annual Meeting. Dominion Resources has also retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses.
                  SETTLEMENT AGREEMENT AND RECENT DEVELOPMENTS
     On June 17, 1994, Dominion Resources and its wholly-owned subsidiary, Virginia Electric and Power Company (Virginia Power), received an Order (the 1994 Order) from the Virginia State Corporation Commission (the Commission) that, among other things, initiated an investigation into the affiliate relationships and corporate governance issues between Virginia Power and Dominion Resources. Between June and August 1994, Dominion Resources and Virginia Power made various filings with the Commission, and the Commission issued several procedural orders, in connection with the proceeding. A description of those filings and orders is set forth in Dominion Resources' Quarterly Report on Form 10-Q for the period ending June 30, 1994.
     The 1994 Order was directed primarily at a corporate governance dispute that had arisen among Dominion Resources, Virginia Power and their respective Directors. On August 15, 1994, the two companies and such individuals (collectively referred to as the Parties) entered into a Settlement Agreement (the Settlement Agreement). The terms of the Settlement Agreement are summarized in Dominion Resources' Current Report on Form 8-K dated August 17, 1994.
     The Settlement Agreement provided, among other things, that the Boards of Directors of Dominion Resources and Virginia Power would be restructured so that a majority of each Board would consist of Directors who serve on both companies' Boards. Both Boards also agreed to create a nominating committee, comprised of four Directors who sit on the Boards of both companies. The Parties agreed that the nominating committee would act so that a majority of the members of each company's Board would be comprised of Directors serving on both Boards.
     The Settlement Agreement also provided that the Dominion Resources' Board would be expanded by one member to include Tyndall L. Baucom; Mr. Baucom would be appointed Dominion Resources' President and Chief Operating Officer; the resignation of William S. Peebles, III from the Board on account of illness would be acknowledged; the election of four new Directors to three new seats established on the Board on June 16, 1994 and the seat of Mr. Peebles would be ratified; James F. Betts, James T. Rhodes and William W. Berry would resign from the Dominion Resources Board; and T. Justin Moore, Jr. would serve as a Director emeritus of Dominion Resources until December 31, 1994.
                                       2

     The Settlement Agreement further provided that John B. Adams, Jr. would be selected to be Virginia Power's Chairman of the Board, and Virginia Power would make available to Dr. Rhodes an early retirement benefit package (Dr. Rhodes' employment arrangement is further described under "Other Executive Agreements and Arrangements" on page 22).
     The Settlement Agreement provided that the Dominion Resources Board would create a joint committee (the Joint Committee) comprised of four of the Directors who sat on the Boards of both Dominion Resources and Virginia Power to monitor the working relationship between Thos. E. Capps and Dr. Rhodes and to provide a forum for addressing concerns of either of them. The Joint Committee would also monitor the legal affairs of both companies and the performance of their outside counsel with respect to the proceeding before the Commission and the other litigation which had arisen out of the corporate governance dispute.
     The Parties agreed not to participate in any solicitation of proxies in opposition to the recommendations of the Board of Dominion Resources in connection with any annual or special meeting of Dominion Resources' Shareholders, or otherwise attempt to influence the outcome of any such meeting, and not to initiate or otherwise support any litigation or regulatory proceeding against Dominion Resources, Virginia Power or their respective Directors arising out of or connected with the corporate governance dispute that was the subject of the 1994 Order, all for a five-year period beginning on the date of the Settlement Agreement.
     The Settlement Agreement further provided that Dominion Resources and Virginia Power Directors and officers would be indemnified, to the extent permitted by law, against any claims or actions arising out of the corporate governance dispute or other litigation related to that dispute with respect to actions taken in their capacity as officers or Directors of Virginia Power and Dominion Resources.
     Pursuant to the Settlement Agreement, Dominion Resources and Virginia Power filed a Joint Motion to Dismiss certain of the corporate governance issues from the Proceeding. The Commission denied that Motion on August 24, 1994, continued the pending case generally and instituted a new proceeding concerning Dominion Resources' structure as a holding company and the relationship between Dominion Resources and Virginia Power.
     Disagreements between the companies have arisen from time to time since the Settlement Agreement was executed. On February 28, 1995, upon recommendation of the Joint Committee, the Boards of Dominion Resources and Virginia Power took further action to enhance cooperation between both companies and their relationship with the Commission. Among other things, the Boards expanded the authority of the Joint Committee to act for the Boards on issues presented to it by the chief executive officers of both companies. Each Board directed its company officials and employees to cooperate fully with the Joint Committee in resolution of issues acted on by the Joint Committee and to support actions taken by the Joint Committee. In connection with these initiatives, the chief executive officers of both companies made known their intentions to retire in
                                       3

July 1996 and the Boards directed the development of executive succession plans for each company. Also, Bruce C. Gottwald and John W. Snow resigned from the Dominion Resources Board effective February 28, 1995. The Board then voted to reduce its size to 14 members. The Virginia Power Board also received the resignations of two Directors. Additional information with respect to these matters is contained in Dominion Resources' 1994 Annual Report to Shareholders.
                             ELECTION OF DIRECTORS
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW.
     Four Directors are to be elected at the 1995 Annual Meeting for a term to expire at the 1998 Annual Meeting. Those Directors are: Frank S. Royal, elected on June 16, 1994 to fill a vacancy created by the resignation of William S. Peebles, III; Richard L. Leatherwood, elected on June 16, 1994 to fill a vacancy created by an increase in the size of the Board; John B. Adams, Jr. and Benjamin
J. Lambert, III, elected on August 15, 1994 to fill vacancies created by, respectively, the resignations of James F. Betts and James T. Rhodes.
     Four other Directors will stand for election to serve for a term to expire at the 1996 Annual Meeting, while one Director will stand for election to serve for a term to expire at the 1997 Annual Meeting. The Directors proposed to serve until 1996 are: Richard L. Sharp, elected June 16, 1994 to fill a vacancy created by an increase in the size of the Board, Harvey L. Lindsay, Jr. and William T. Roos, elected August 15, 1994 to fill vacancies created by, respectively, the resignation of William W. Berry and the retirement of T. Justin Moore, Jr., and Tyndall L. Baucom, elected August 15, 1994 to fill a vacancy created by an increase in the size of the Board. The Director proposed to serve until 1997 is Robert H. Spilman, elected June 16, 1994 to fill a vacancy created by an increase in the size of the Board.
     If elected, the above named nominees will serve such terms as are indicated below. Five other Directors are serving terms that end in either 1996 or 1997, also as indicated below.
     There are no family relationships among any of the nominees for Director or among any such nominee and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. The following table sets forth certain information for each nominee and Director who will continue in office following the Annual Meeting. Proxies, unless otherwise specified, will be voted for the election of the nominees listed to serve as Directors (or if any nominee is unexpectedly unavailable, for such substitutes as the Board of Directors may designate). Dominion Resources became the parent corporation to Virginia Power on May 19, 1983, and all service by a Dominion Resources Director prior to this date refers to service as a Director of Virginia Power. Each nominee has consented to being named in this proxy statement and to serve if elected.
                                       4

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 1998

                                                                                                    YEAR FIRST
                      NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                          ELECTED A
                            AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                                 DIRECTOR
JOHN B. ADAMS, JR., 50, President and Chief Executive Officer of A. Smith Bowman Distillery,           1987
Inc., a manufacturer and bottler of alcohol beverages, Fredericksburg, Virginia. He is a Director and Chairman of the Board of Virginia Power.
BENJAMIN J. LAMBERT, III, 58, Optometrist, Richmond, Virginia. He is a Director of Consolidated        1992
Bank and Trust Company and Virginia Power.
RICHARD L. LEATHERWOOD, 55, Retired as of December 31, 1991, Baltimore, Maryland (prior thereto        1994
President and Chief Executive Officer, CSX Equipment, an operating unit of CSX Transportation,
Inc.). He is a Director of Virginia Power.
FRANK S. ROYAL, 55, Physician, Richmond, Virginia. He is a Director of Columbia/HCA Healthcare         1994
Corporation, Crestar Financial Corporation, Chesapeake Corporation and CSX Corporation.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 1996

                                                                                                    YEAR FIRST
                      NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                          ELECTED A
                            AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                                 DIRECTOR
TYNDALL L. BAUCOM, 53, President and Chief Operating Officer of Dominion Resources (prior to           1994
August 15, 1994, Senior Vice President). He is a Director of Virginia Power.
HARVEY L. LINDSAY, JR., 65, Chairman and Chief Executive Officer of Harvey Lindsay Commercial          1986
Real Estate, a commercial real estate firm, Norfolk, Virginia. He is a Director of Virginia
Power.
WILLIAM T. ROOS, 67, Retired as of December 31, 1993 (prior thereto President of Penn Luggage,         1975
Inc., retail specialty stores) Hampton, Virginia. He is a Director of Virginia Power.
RICHARD L. SHARP, 47, Chairman, President, Chief Executive Officer and a Director of Circuit City      1994
Stores, Inc., retail consumer electronics and appliances stores, Richmond, Virginia. He is a
Director of S&K Famous Brands, Inc., Flextronics International, Ltd. and Virginia Power.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 1997

                                                                                                    YEAR FIRST
                      NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                          ELECTED A
                            AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                                 DIRECTOR
ROBERT H. SPILMAN, 67, Chairman, Chief Executive Officer and a Director of Bassett Furniture           1994
Industries, Inc., Bassett, Virginia. He is Chairman of the Board and a Director of Jefferson-
Pilot Corporation, Greensboro, North Carolina. Mr. Spilman also is a Director of NationsBank
Corporation, TRINOVA Corporation, The Pittston Company and Virginia Power.

                                       5

      INCUMBENT DIRECTORS TO CONTINUE IN OFFICE FOR TERM EXPIRING IN 1996

                                                                                                    YEAR FIRST
                      NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                          ELECTED A
                            AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                                 DIRECTOR
KENNETH A. RANDALL, 67, Corporate Director for various financial companies, Williamsburg,              1971
Virginia. He is a Director of Kemper Corporation and affiliated life insurance companies,
Oppenheimer Fund, Inc. and affiliated funds and Prime Retail, Inc.
JUDITH B. SACK, 46, Advisor, as of July 12, 1993, Morgan Stanley & Co., Inc., an investment            1994
banking firm, New York, New York (prior thereto President, GLE, Incorporated, New York, New
York).

      INCUMBENT DIRECTORS TO CONTINUE IN OFFICE FOR TERM EXPIRING IN 1997

                                                                                                    YEAR FIRST
                      NAME; AGE; PRINCIPAL OCCUPATION FOR LAST FIVE YEARS;                          ELECTED A
                            AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                                 DIRECTOR
JOHN B. BERNHARDT, 65, Managing Director, Bernhardt/Gibson Financial Opportunities, financial          1981
services, Newport News, Virginia.
THOS. E. CAPPS, 59, Chairman and Chief Executive Officer of Dominion Resources (from December 30,      1986
1992 to August 15, 1994, Chairman, President and Chief Executive Officer; from May 1, 1990, to
December 30, 1992, President and Chief Executive Officer; prior to May 1, 1990, President and
Chief Operating Officer). He is a Director of Bassett Furniture Industries, Inc. and NationsBank
Corporation.
S. DALLAS SIMMONS, 55, President of Virginia Union University, Richmond, Virginia.                     1992

     There were 13 meetings of the Board in 1994. Each member of the Board attended at least 75 percent of the aggregate of the total number of meetings of the Board and committees on which, and at the time, such member served.
                                       6

                      COMMITTEES OF THE BOARD OF DIRECTORS
     Dominion Resources has a standing Audit Committee composed of six non-employee Directors: Dr. Simmons (Chairman), Dr. Lambert, Mr. Leatherwood, Mr. Lindsay, Dr. Royal and Ms. Sack. The Audit Committee consults with the independent auditors regarding their examination of the financial statements of Dominion Resources and its subsidiaries, and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year. In 1994, there were three Audit Committee meetings.
     A standing Organization and Compensation Committee is composed of five non-employee Directors: Messrs. Adams, Bernhardt, and Randall, Dr. Royal and Mr. Spilman. This Committee reviews the organization of Dominion Resources and its subsidiaries, and compensation paid to management, and it makes recommendations on these matters to the Board of Directors. In 1994, there were ten meetings of this Committee. The Committee's report on executive compensation begins on page 9.
     Dominion Resources also has a standing Nominating Committee, appointed pursuant to the Settlement Agreement, composed of four non-employee Directors:
Dr. Royal (Chairman), and Messrs. Lindsay, Roos and Spilman. The Nominating Committee reviews the qualifications of Director candidates suggested by Board members, management, Shareholders and others, and recommends nominees for election as Directors. In 1994 there were two meetings of this Committee.
     In accordance with Article IX of Dominion Resources' Bylaws, Shareholders intending to nominate Director candidates at a Shareholder meeting must deliver written notice to the Corporate Secretary of Dominion Resources not later than 60 days in advance of the meeting (except that, if public disclosure of the meeting date is made less than 70 days prior to the meeting, the notice need only be received within 10 days following such public disclosure). In addition, such notice must set forth the following information concerning the Shareholder and his or her nominee(s): their names and addresses, a representation that the Shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such Shareholder, and the consent of each nominee to serve as a Director of Dominion Resources if so elected.
                                       7

                STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The table below sets forth, as of February 24, 1995, the amount of Dominion Resources Common Stock held by each current Director and executive officer named in the compensation table on page 16, and by the current Directors and all executive officers as a group. Certain Directors elected to defer their annual retainer and/or meeting fees for 1995 and/or prior years under the Dominion Resources, Inc. Deferred Compensation Plan (Deferred Compensation Plan).

                                                      DEFERRED COMPENSATION
             NAME                 STOCK OWNERSHIP       PLAN ACCOUNT (1)
John B. Adams, Jr.                      3,111                     --
Tyndall L. Baucom                      14,483(2)                  --
John B. Bernhardt                       1,500                     --
Thos. E. Capps                         59,762(2)(3)               --
Benjamin J. Lambert, III                   --                    402
Richard L. Leatherwood                  1,000                  1,727
Harvey L. Lindsay, Jr.                    400                     --
Kenneth A. Randall                      2,474                     --
William T. Roos                        10,957(4)               2,542
Frank S. Royal                             --                    500
Judith B. Sack                          1,000                  2,253
Richard L. Sharp                        1,000                     --
S. Dallas Simmons                          --                  3,500
Robert H. Spilman                       1,017                     --
Paul J. Bonavia                         3,296(2)                  --
David L. Heavenridge                    2,800(2)                  --
James T. Rhodes                         9,790                     --
All Directors and executive
  officers as a group (22
  persons) (5)                        132,642(2)(6)

(1) The number noted for Directors under this heading represents the number of shares the Director has accumulated under the Deferred Compensation Plan.
(2) The amounts indicated include restricted stock as follows: Mr. Capps - 44,299 shares; Mr. Baucom - 8,586 shares; Mr. Bonavia - 2,631 shares; Mr. Heavenridge - 901 shares; and all Directors and executive officers as a group - 60,151.
(3) Mr. Capps disclaims beneficial ownership of 860 shares that are held by family members.
(4) Mr. Roos disclaims beneficial ownership of 3,818 shares that are held in trusts for family members.
(5) All current Directors and executive officers as a group own less than one percent of the number of shares outstanding as of February 24, 1995.
(6) Beneficial ownership is disclaimed of a total of 4,885 shares.
                                       8

                             EXECUTIVE COMPENSATION
                           REPORT OF THE COMMITTEE ON
                    CORPORATE ORGANIZATION AND COMPENSATION
                               COMMITTEE MEMBERS
     The Committee on Organization and Compensation (the Committee) is a standing committee of the Board composed entirely of Directors who are not employees of Dominion Resources or any of its subsidiaries. Messrs. Adams, Bernhardt, and Randall, Dr. Royal, and Mr. Spilman are the current members. Messrs. Betts and Moore served on the Committee for part of 1994. Mr. Snow served as Chairman of the Committee during 1994 and until February 28, 1995. Taken as a group, the current members of the Committee have provided a total of 48 years of service as Directors of Dominion Resources and its corporate predecessor, Virginia Power.
     All members of the Committee qualify as disinterested persons under Rule 16b-3 of the Securities and Exchange Commission. This means that none participates in any of the executive compensation plans overseen and administered by the Committee, and none participates in any compensation plan administered by the executives of Dominion Resources or any of its subsidiaries.
          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Moore, a former member of the Committee, previously served as Chief Executive Officer of Virginia Power and Chairman of the Dominion Resources Board of Directors. A corporate and utility attorney, he is counsel to Hunton & Williams, a Richmond, Virginia law firm that has provided legal services to Dominion Resources and its subsidiaries for many years. During the fiscal year ended December 31, 1994, Dominion Resources and Virginia Power paid certain legal expenses of Mr. Moore, as well as Mr. Betts and other Directors (see "Certain Transactions", page 26). In addition, during such fiscal year, Dominion Resources indemnified all of the Directors, including those serving on the Committee, for expenses incurred in connection with a lawsuit filed against them in their capacities as Directors (see "Certain Transactions", page 26). Mr. Spilman, a member of the Committee, is Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc. Mr. Capps, Chairman and Chief Executive Officer of Dominion Resources, is a Director of Bassett Furniture Industries, Inc. and was a member of its Compensation Committee in 1994. Mr. Capps no longer serves on that committee.
                              COMMITTEE FUNCTIONS
     The Committee is responsible for the development and implementation of Dominion Resources' overall program for salaries and incentive compensation, in accordance with the philosophy described below. It reviews this program in relation to the financial and operating performance of the company and its subsidiaries. It specifically reviews the compensation and performance of the Chief Executive Officer, Mr. Capps, and other senior executives. The Committee
                                       9
reviews executive performance and compensation without the presence of the executives who are being discussed.
     The Organization and Compensation Committee of Virginia Power (the Virginia Power Committee), which is a standing committee of the Virginia Power Board of Directors, sets the compensation of Virginia Power executives. In the case of Dr. Rhodes, such compensation is presented by the Virginia Power Committee and reviewed and ratified by the Committee and the Dominion Resources Board of Directors. The Virginia Power Committee has three members: Messrs. Leatherwood and Roos, who are Directors of Dominion Resources and Virginia Power, and William G. Thomas, who is a non-employee Director of Virginia Power. Mr. Adams is also an ex-officio member of the Virginia Power Committee.
     The Committee has access to outside professional compensation consultants and meets annually with these consultants, with and without executives present. The Committee also reviews corporate organization, management development plans and benefits programs. It makes reports and recommendations to the Dominion Resources Board of Directors on all of these matters of organization and compensation. In 1994, the Committee met ten times.
                       CORPORATE COMPENSATION PHILOSOPHY
     Executives should be rewarded for achieving financial and operating results each year and over the long run that contribute to the success of Dominion Resources and increase the value of the investments that have been made by the Shareholders.
     Compensation opportunities must be effectively linked to financial and operating performance. For each executive, a significant percentage of compensation each year should be at risk, that is, it should depend on the accomplishment of challenging performance goals. The percentage of compensation at risk for an executive should increase with responsibilities and opportunities to contribute directly to the success of the organization.
     The performance upon which the incentive compensation program is based should be assessed both on an annual basis and also over a longer period of time to ensure that executives work to support both the current as well as the strategic objectives of the organization.
     Dominion Resources must be able to compete effectively in its executive labor market to attract and retain the highly qualified individuals it needs to succeed in an era characterized by accelerating change and increasing competition. The competitive labor market for executive talent is not defined by the companies in the published peer group indices used to compare shareholder investment returns or by the companies included in the peer group indices used in the Comparison of Five Year Cumulative Total Return graph shown on page 19 of this proxy statement.
     Dominion Resources' competitive labor market is defined to a great extent by the compensation practices of the 25 largest investor-owned electric utility companies, whose median assets and revenues approximate those of Dominion Resources. Thirteen of the utilities in this peer group, including Dominion Resources, have diversified into nonutility lines of business. The
                                       10
executive labor market for diversified utilities like Dominion Resources is also influenced by the compensation practices of comparable nonutility corporations. The Committee looks at each of these groups, as appropriate, in determining compensation practices at comparable companies.
     The economic interests of executives, Directors and Shareholders should be effectively linked. The ownership of Dominion Resources Common Stock is an important means to establish and maintain this link. Status as a Director or executive carries with it an obligation to build up, over time, a meaningful investment in company stock. Compensation programs for Directors and executives should encourage such investments.
     Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, imposes a $1 million limit, with certain exceptions, on the amount a publicly held corporation may deduct in tax years 1994 and thereafter for the compensation paid or accrued with respect to its five most highly compensated officers. The Committee intends to monitor the effect of this regulation and to consider its policy alternatives with regard to this limit.
                         EXECUTIVE COMPENSATION PROGRAM
     Dominion Resources' executive compensation program is composed of four basic elements: (A) base salary; (B) annual incentive opportunities to earn additional cash; (C) long-term opportunities to earn additional cash and shares of Dominion Resources Common Stock; and (D) agreements that encourage management stability.
     (A) BASE SALARY
     Dominion Resources' executive compensation program stresses incentive opportunities linked to financial and operating performance. The program generally sets executive officers' base salaries below the median for comparable positions at comparable companies. The base salaries of some executives have been set at a higher level when the Committee has concluded that is appropriate in light of a particular individual's responsibilities, experience and personal performance. In 1994, some executives received base salary adjustments in light of these factors. Others did not, in order to place even more emphasis on incentive compensation opportunities.
     (B) ANNUAL INCENTIVE OPPORTUNITIES
     Annual incentive opportunities should establish an effective link between current compensation and current performance to ensure that executives focus on objectives that help to increase Shareholder wealth each year. Performance is defined in terms of financial and operating goals of the company or companies for which the executive is responsible.
     For 1994, annual performance goals were set early in the year. The goals were ones which the Committee believes to be challenging, in light of all current circumstances. If the financial performance of a company does not meet a specified threshold level that year, then no annual incentive awards are paid to the executives responsible for that company. The extent to which performance goals have been achieved is scored at the end of the year using objective, quantitative measures, e.g., actual earnings versus the earnings goal. Cash awards are calculated based on
                                       11
actual performance relative to the goals established at the beginning of the year. Annual incentive opportunities are designed to provide a strong incentive for executives to increase corporate earnings each year. The program places a significant portion of the executive's annual compensation at risk. As a result of the company's overall compensation philosophy, approximately one quarter to one third of an executive's total annual cash compensation opportunity depends on the achievement of annual corporate performance goals.
     The amount of compensation at risk increases with the executive's responsibilities. Executive base salaries are generally set below the median for comparable positions at comparable companies. If corporate performance goals are met, and annual incentive opportunities are realized, then the executive's annual cash compensation may total more than the median total annual cash compensation for comparable positions at comparable companies.
     By action of the Committee and the Virginia Power Committee, for the 1994 year, Dr. Rhodes' annual incentive compensation was provided through the Success Sharing Plan, in which only Virginia Power employees participate. Dr. Rhodes' 1994 award was reviewed and ratified by the Committee and the Dominion Resources Board of Directors.
     In 1994, the specific goals set and the weighting given those goals varied according to the responsibilities of the executive officer. Dr. Rhodes had three types of goals, weighted in the following manner: utility earnings (50%); utility cost control (25%); and utility operations, e.g., generating unit efficiency (25%). For 1994, the utility's cost control goal was surpassed, while its goals for earnings and operations were not fully attained. The other executives, excluding the Chief Executive Officer, had 1994 goals based entirely on the earnings of the nonutility subsid-
iaries. These 1994 goals were surpassed.
     (C) LONG-TERM INCENTIVE OPPORTUNITIES
     Long-term incentives should establish an effective link between the company's long-term performance and the executive's long-term compensation. These incentives should also link the economic interests of executives and Shareholders by providing executives with opportunities to earn shares of company stock.
     Corporate performance goals are defined with reference to the individual executive's responsibilities and that executive's opportunities to contribute to the long-term success of the organization. Corporate performance is measured in financial and operating terms over three-year periods of time. A new performance period begins each year.
     For the 1994-1996 cycle, goals were set at the start of the performance period. The goals were ones that the Committee believes to be challenging, in light of all current circumstances. The extent to which long-term goals have been achieved, or not achieved, is scored at the end of each performance period using objective, quantitative measures, e.g., actual financial performance versus the financial performance goal. Awards are made to Mr. Capps in restricted shares of Dominion Resources Common Stock. Awards to other executives (excluding Dr. Rhodes) are paid out one-half in cash and the remainder in restricted shares of Dominion Resources Common
                                       12

Stock. Awards to Dr. Rhodes are paid out in up to one-half cash and the remainder in Dominion Resources Common Stock.
     Long-term incentives are designed to reward executives for delivering corporate performance that will support the long-term growth of Shareholder value. Executives have the opportunity to earn significant additional compensation over the course of each performance period, but only if they deliver superior corporate performance. If such performance is delivered, the executive's long-term compensation will total more than the median long-term compensation for comparable positions at comparable companies. Opportunities to earn stock are not established, and awards of stock are not made, with reference to the amount of stock that an executive already holds. Restricted stock awards are made to executives under the Long-Term Incentive Plan. No stock options have been granted under the Long-Term Incentive Plan since 1990, when option grants were discontinued as a part of the Dominion Resources executive compensation program.
     By action of the Committee and the Virginia Power Committee, starting with the 1992-1994 performance cycle, Dr. Rhodes' long-term incentive compensation is provided through the Performance Achievement Plan (PAP), a Virginia Power incentive plan. The PAP provides awards in the form of cash and Dominion Resources Common Stock. Dr. Rhodes' awards for the 1992-1994 performance cycle were reviewed and ratified by the Committee and Dominion Resources Board.
     In 1994, three long-term goals were set for the period 1994-1996 for Dr. Rhodes, weighted as follows: a total return to Dominion Resources Shareholders superior to that of the Standard & Poor's (S&P) Utility Index (50%); a utility return on equity superior to the average return on equity achieved by a group of comparable utilities (25%); and restraint of utility costs to a growth rate less than that of the Consumer Price Index (25%). In 1994, a single common long-term goal was set for the other executives, excluding the Chief Executive Officer: a specified increase in the combined net worth of the nonutility subsidiaries.
     At the end of 1994, the results of the concluding three-year performance period (1992-94) were evaluated for the executive officers. Two goals had been set for Dr. Rhodes for that period, weighted as follows: a utility return on equity equal to the average return on equity achieved by a group of comparable utilities (50%), and restraint of utility costs to a growth rate less than that of the Consumer Price Index (50%). One goal was surpassed and the other goal was nearly achieved. The other executives, excluding the Chief Executive Officer, shared a single common goal for the period 1992-94: a specified increase in the combined net worth of the nonutility subsidiaries. This growth goal was surpassed.
     (D) EMPLOYMENT AGREEMENTS
     Outstanding management is essential to advancing the best interests of Dominion Resources and its Shareholders. The Committee believes that in order to secure the continued services of key management executives, it is appropriate to enter into certain types of agreements with those executives. Employment continuity agreements provide benefits in the event of a change in control and enable management executives to perform their duties and responsibilities without the
                                       13
distracting uncertainty associated with a change in control. In addition, in 1994 Dominion Resources entered into employment agreements with its key management executives, including Mr. Capps. In 1994, the Virginia Power Board authorized Virginia Power to enter into employment agreements with its key management executives, including Dr. Rhodes. These employment agreements, as well as the employment continuity agreements, encourage management stability and are discussed on pages 22 through 25.
                      CHIEF EXECUTIVE OFFICER COMPENSATION
     (A) BASE SALARY
     Mr. Capps became the Chief Executive Officer of Dominion Resources on May 1, 1990. He became Chairman of the Board of Directors in December 1992. The base salaries shown for Mr. Capps in the Summary Compensation Table on page 16 reflect this progression and his assumption of additional responsibilities. The salaries shown also reflect increases based on job performance and executive labor market compensation surveys. Mr. Capps' base salary remains below the median for his position at comparable companies. Adjustments made to executive base salaries took effect on April 1, 1994. Mr. Capps' 1994 base salary was increased by 6.9 percent, to the midpoint of his salary range, to reflect his personal contribution to the company's financial performance.
     (B) ANNUAL INCENTIVE OPPORTUNITIES
     Mr. Capps' 1994 annual cash incentive opportunity was based on two goals, weighted as follows: utility earnings, cost control and operations (60%); and nonutility earnings (40%). For 1994, the utility goals were not fully attained, while the nonutility goal was surpassed. Based on the foregoing, the Committee approved a 1994 annual incentive award for Mr. Capps, as reflected in the Summary Compensation Table on page 16. This represents 32 percent of his 1994 total cash compensation.
     (C) LONG-TERM INCENTIVE OPPORTUNITIES
     At the beginning of 1994, the Committee established Mr. Capps' opportunity to earn shares of restricted stock under the Long-Term Incentive Plan, based on his achievement of goals over a three-year period (1994-1996). Three goals were set for Mr. Capps, weighted as follows: a total return to Dominion Resources Shareholders superior to that of the S&P's Utility Index (50%); a specified annual growth in earnings per share (25%); and restraint of utility operating costs to a growth rate less than a specified level (25%). Mr. Capps was awarded 10,600 shares of performance-based restricted stock. A pro rata number of shares will be earned and become unrestricted at the end of the three-year performance cycle based on the extent to which the goals described are achieved. During the performance period, the dividends paid on these shares are reinvested by Mr. Capps to purchase additional shares of Dominion Resources stock. At the end of the performance period, the pro rata number of shares not earned, and the dividends on those shares, will be forfeited by Mr. Capps.
                                       14

     (D) EMPLOYMENT AGREEMENTS
     An employment agreement, entered into in August 1994 by Dominion Resources and Mr. Capps, was intended to secure his continued services, to reflect his substantial responsibilities and contributions, and to provide appropriate benefits after his retirement.
John B. Adams, Jr.
John B. Bernhardt
Kenneth A. Randall
Frank S. Royal
Robert H. Spilman
Members of the Dominion Resources Organization and Compensation Committee
                                       15

                             EXECUTIVE COMPENSATION
     The table below includes compensation awarded to, earned by, or paid to the Chief Executive Officer and the four other most highly compensated executive officers (as of December 31, 1994) of Dominion Resources or Virginia Power as determined by total salary and bonus payments for 1994.
                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                            AWARDS            PAYOUTS
       NAME &                                                    OTHER          RESTRICTED  OPTIONS/
      PRINCIPAL                                                 ANNUAL           STOCK        SARS         LTIP       ALL OTHER
      POSITION           YEAR      SALARY       BONUS       COMPENSATION(1)     AWARDS(2)    GRANTS      PAYOUTS     COMPENSATION
                                    ($)          ($)              ($)             ($)         (#)          ($)           ($)
THOS. E. CAPPS           1994     $571,100     $273,748        $       0        $      0(3)     0        $      0      $ 16,129(4)
Chairman, of the         1993      534,100      187,066                0         291,598        0               0        16,408
Board                    1992      510,575      156,748                0         156,710        0               0        18,495
J. T. RHODES             1994      384,575     $193,830        $       0        $      0(5)     0        $ 69,709(6)   $ 14,558(7)
President & CEO-         1993      356,000      202,202                0               0        0          97,657        17,133
Virginia Power           1992      340,000      188,752                0               0        0          52,833        16,924
T. L. BAUCOM             1994     $245,908     $251,839        $   5,769               0(8)     0        $109,092(9)   $  4,500(10)
President and COO        1993      193,275       98,600            3,750               0        0         136,472         6,170
                         1992      186,075       70,132            3,617               0        0          64,688         5,582
P. J. BONAVIA            1994     $197,406     $105,103        $   3,802        $      0(11)     0              0      $  4,500(10)
Senior Vice              1993      190,278       57,316                0          57,627        0               0         5,708
President                1992      186,075       50,397                0          49,075        0               0         5,582
and General Counsel
D. L. HEAVENRIDGE        1994     $182,299     $109,313        $   3,488        $      0(12)     0       $ 66,160(13)   $  4,500(10)
Senior Vice              1993      166,900       72,680            3,210               0        0          82,731         5,007
President                1992      162,225       47,463            2,568               0        0          39,784         2,504

 (l) None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus. The amounts reported represent the repurchase of unused vacation days.
 (2) Dividends are paid on restricted stock.
 (3) The aggregate number of shares of restricted stock at December 31, 1994 totaled 32,018 with an aggregate value of $1,152,648 (based on the closing price on December 30, 1994 of $36.00 per share).
 (4) Employer matching contribution on Employee Savings Plan contributions ($4,500); and insurance premium on Directors' Charitable Contribution Program ($11,629).
 (5) No shares of restricted stock were held as of December 31, 1994.
 (6) 932 shares of stock and $34,176.44 in cash were awarded on February 17, 1995, at the end of a three-year performance period.
 (7) Employer match on Employee Savings Plan contribution ($4,500) and insurance premium on Directors' Charitable Contribution Program ($10,058).
                                       16

 (8) The aggregate number of shares of restricted stock at December 31, 1994 totaled 1,587 with an aggregate value of $57,132 (based on a closing price on December 30, 1994 of $36.00 per share).
 (9) $53,181 and 1,486 shares of restricted stock were awarded on February 24, 1995 at the end of a three-year performance period. The restrictions on the shares will lapse the earlier of one year from the date of award or retirement.
(10) Employer matching contribution on Employee Savings Plan contributions.
(11) The aggregate number of shares of restricted stock at December 31, 1994 totaled 2,631 with an aggregate value of $94,716 (based on a closing price on December 30, 1994 of $36.00 per share).
(12) The aggregate number of shares of restricted stock at December 31, 1994 totaled 962 with an aggregate value of $34,632 (based on a closing price on December 30, 1994 of $36.00 per share).
(13) $32,260 and 901 shares of restricted stock were awarded on February 24, 1995 at the end of a three-year performance period. The restrictions on the shares will lapse the earlier of one year from the date of award or retirement.
             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                    PERFORMANCE
                                                     OR OTHER
                                  NUMBER OF           PERIOD             ESTIMATED FUTURE PAYOUT UNDER
                                SHARES, UNITS          UNTIL              NON-STOCK PRICE BASED PLANS
                                   OR OTHER         MATURATION      THRESHOLD       TARGET        MAXIMUM
           NAME                   RIGHTS (#)         OR PAYOUT        (#/$)         (#/$)          (#/$)
Thos. E. Capps                 10,600 Shares(1)       3 years       4,800(1)        7,700(1)      10,600(1)
J. T. Rhodes                    3,449 Shares(2)       3 years           1(2)        3,449(2)       5,174(2)
T. L. Baucom                      821 Shares(3)       3 years           1(3)          821(3)       1,406(3)
P. J. Bonavia(6)                  497 Shares(5)       3 years           1(5)          497(5)         746(5)
                                  742 Shares(3)       3 years           1(3)          742(3)     $ 1,272(3)
                                     (4)              3 years       $   1(4)      $35,600(4)     $61,080(4)
D. L. Heavenridge                 742 Shares(3)       3 years           1(3)          742(3)       1,272(3)
                                     (4)              3 years       $   1(4)      $35,600(4)     $61,080(4)

(1) Performance-based restricted stock, the vesting of which is tied to the achievement which is tied to the achievement of three specified goals over a three-year performance period (1994-1996), weighted as follows: a total return to Dominion Resources shareholders superior to that of the S&P Utility Index (50%); a specified annual growth in earnings per share (25%); and restraint of utility operating costs to a growth rate less than a specified level (25%).
    The target number of shares will be earned and vest if the specified goals are all fully achieved. The threshold amount will be earned if at least 71% of the total return goal, 80% of the earnings goal and 98% of the cost control goal are achieved. The maximum amount will be earned if at least 114% of the total return goal, 125% of the earnings goal, and 104% of the cost control goal are achieved. Prorated amounts will be earned between the threshold and maximum.
(2) Performance shares to be paid out in shares of stock based on the achievement of three specified goals over a three-year performance period (1994-1996), weighted as follows: a total return to Dominion Resources Shareholders superior to that of the S&P Utility Index (50%), utility return on equity equal to the average return on equity (ROE) achieved by a group of comparable utilities (25%), and restraint of utility costs to a growth rate less than that of the Consumer Price Index (25%). The target number of shares will be earned if all goals are fully achieved. The threshold amount will be earned if at least 71% of the total return goal, 81% of the ROE goal, and 75% of the cost control goal are achieved. The maximum amount will be earned if at least 114% of the total return goal, 110% of the ROE goal, and
                                       17

    112% of the cost control goal are achieved. Prorated amounts will be earned between the threshold and maximum.
(3) Performance shares to be paid out in shares of restricted stock based on the growth in the net worth of Dominion Resources' nonutility subsidiaries. If there is no growth in the net worth, no awards will be made. Prorated amounts will be earned between the threshold and target. If the target growth is achieved, the target number of shares will be awarded. If net worth grows beyond the target level, the target award will be increased, proportionally, up to the maximum number of shares.
(4) Long-term cash awards based on the growth in the net worth of Dominion Resources' nonutility subsidiaries. If there is no growth in net worth, no awards will be paid. Prorated amounts will be earned between the threshold and target. If the target growth is achieved, the target level of cash will be paid. If net worth grows beyond the target level, the target award will be increased, proportionally, up to the maximum.
(5) Performance shares to be paid out in shares of restricted stock based on the achievement of two specified goals over a three-year performance period (1994-1996), weighted as follows: utility return on equity equal to the average return on equity (ROE) achieved by a group of comparable utilities (50%) and restraint of utility costs to a growth rate less than that of the Consumer Price Index (50%).
(6) Mr. Bonavia was employed by Virginia Power for a portion of 1994; therefore his awards under each of the Virginia Power incentive plan (see footnote
    (5)) and Dominion Resources incentive plan (see footnotes (3) and (4)) will be prorated based on the number of months he was employed at each company.
                                       18

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN:
      DOMINION RESOURCES, INC. (DRI), S&P 500 INDEX, AND S&P UTILITY INDEX







                [GRAPH AS DEFINED BY THE FOLLOWING DATA POINTS]




                 1989        1990       1991       1992       1993      1994
DRI            $100.00     $106.38    $138.59    $153.48    $186.39   $157.84
S&P 500        $100.00     $ 96.89    $126.42    $136.05    $149.76   $151.74
S&P Util       $100.00     $ 97.44    $111.69    $120.72    $138.16   $127.18
Index

                                  PENSION PLAN
     The table below sets forth the estimated annual straight life benefit that would be payable following retirement under the benefit formula of the Dominion Resources, Inc. Retirement Plan (the Retirement Plan).



               ESTIMATED ANNUAL BENEFITS PAYABLE UPON RETIREMENT


FINAL AVERAGE                CREDITED YEARS OF SERVICE
  EARNINGS           15           20           25           30

  $ 150,000       $ 41,134     $ 54,845     $ 68,556     $ 82,267
    175,000         48,709       64,945       81,181       97,417
    200,000         56,284       75,045       93,806      112,567
    225,000         63,859       85,145      106,431      127,717
    250,000         71,434       95,245      119,056      142,867
    300,000         86,584      115,445      144,306      173,167
    350,000        101,734      135,645      169,556      203,467
    400,000        116,884      155,845      194,806      233,767
    450,000        132,034      176,045      220,056      264,067
    500,000        147,184      196,245      245,306      294,367
    550,000        162,334      216,445      270,556      324,667
    600,000        177,484      236,645      295,806      354,967
    650,000        192,634      256,845      321,056      385,267



     Benefits under the Retirement Plan are based on (i) average base salary over the consecutive 60-month period in which that base pay is highest, (ii) years of credited service, (iii) age at retirement, and (iv) the offset of Social Security benefits. Certain officers have entered into retirement agreements that give additional credited years of service for retirement and retirement benefit purposes, contingent upon the officer reaching a specified age and remaining in the employ of Dominion Resources or an affiliate.
     For purposes of the above table, credited years of service (including any additional years earned in connection with the retirement agreements) for each of the individuals named in the Summary Compensation Table on page 16 is as follows: Mr. Capps: 25 years; Dr. Rhodes: 23 years; Mr. Baucom: 28 years; Mr.
Bonavia: 3 years and Mr. Heavenridge: 17 years. For additional information about the retirement arrangements for Messrs. Capps and Baucom see "Other Executive Agreements and Arrangements" on page 22.
     Dominion Resources' executive compensation program has placed increasing emphasis on incentive compensation opportunities linked to financial and operating performance. Base salaries have been held below the median for comparable positions at comparable companies. The Retirement Plan's benefit formula recognizes base salary, but not incentive compensation payments.
                                       20

Therefore, each year the Committee approves a market-based adjustment to executive base salaries for use in calculating the retirement benefit under the Dominion Resources, Inc. Benefit Restoration Plan (the Restoration Plan). In 1994, these adjustments ranged from five percent to 11 percent. Also, the Internal Revenue Code limits the annual retirement benefit that may be paid from, and the amount of compensation that may be recognized by, the Retirement Plan. To the extent that benefits determined under the Retirement Plan's benefit formula are reduced either because of base salary constraints or limitations imposed by the Internal Revenue Code, they will be paid under the Restoration Plan.
                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     Dominion Resources and Virginia Power also provide an Executive Supplemental Retirement Plan (the Supplemental Plan) to their elected officers. The Supplemental Plan provides an annual retirement benefit equal to 25 percent of a participant's final cash compensation (base salary plus annual incentive). The normal form of benefit is payable in 120 equal monthly installments to a participant with at least 60 months of service, who retires at or after age 55 from the employ of Dominion Resources or Virginia Power, or who has become permanently disabled. If a participant dies while employed, the normal form of benefit will be paid to a designated beneficiary. If a participant dies while retired, but before receiving all benefit payments, the remaining installments will be paid to a designated beneficiary. In order to be entitled to benefits under the Supplemental Plan, an employee must be employed as an elected officer of Dominion Resources or Virginia Power at the time of death, disability or retirement. For additional information about Mr. Capps' supplemental retirement benefit, see "Other Executive Agreements and Arrangements" on page 22.
     Based on 1994 cash compensation, the estimated annual retirement benefit under the Supplemental Plan for the Chief Executive Officer and the four other most highly compensated executive officers of Dominion Resources would be as follows: Mr. Capps: $210,149; Dr. Rhodes: $160,290; Mr. Baucom: $118,661; Mr.
Bonavia: $66,059; and Mr. Heavenridge: $62,884.
                        RETIREMENT BENEFIT FUNDING PLAN
     Dominion Resources maintains the Retirement Benefit Funding Plan to provide a means to secure its obligations under the Supplemental Plan, the Restoration Plan, and the retirement agreements described above. The Retirement Benefit Funding Plan does not provide any additional benefits; it simply helps secure the funding for the benefit obligations referred to in this paragraph. The amounts payable by Dominion Resources under the Supplemental Plan, the Restoration Plan, and the retirement agreements are reduced, on a dollar-for-dollar basis, by the funds available under the Retirement Benefit Funding Plan.
                                       21

                  OTHER EXECUTIVE AGREEMENTS AND ARRANGEMENTS
     Dominion Resources has entered into employment agreements with key management executives, including Messrs. Capps, Baucom, Heavenridge, and Bonavia, in order to secure their continued services and enable them to devote their full efforts to Dominion Resources and its subsidiaries. Virginia Power also has entered into employment agreements with its key management executives, including Dr. Rhodes.
     Mr. Capps' employment agreement is for a three-year period beginning August 12, 1994. During his employment, Mr. Capps will continue to receive a salary at least equal to his August 1994 salary and will be eligible for salary increases and bonuses. At the completion of the contract period, Mr. Capps will be entitled to receive enhanced pension benefits and vesting of any restricted stock held at the end of the contract period. The enhanced pension benefits include calculating Mr. Capps' retirement benefits based on his final year's salary (or five-year average salary, if greater) and providing his supplemental retirement benefit for life. As under a prior agreement, Mr. Capps will be credited with 30 years of service for retirement plan purposes at age 60. If Dominion Resources terminates Mr. Capps' employment during the contract period without cause, Mr. Capps will receive a lump sum payment equal to the present value of his salary and bonus for the balance of the contract period, the enhanced pension benefits, vesting of his restricted stock, benefits calculated as if he had attained age 60 with 30 years of service, and continued benefit plan coverage through the end of the contract period. If, during the contract period, Dominion Resources reduces Mr. Capps' pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, substantially diminishes his working conditions or management responsibilities, or relocates him, and Mr. Capps terminates employment within 60 days after such action, Mr. Capps will be entitled to receive the payments and benefits described above as if his employment had been terminated. Mr. Capps' employment agreement also provides benefits in the event of death or disability. Mr. Capps' prior employment continuity agreement, which provided benefits in the event of a change in control of Dominion Resources, has been terminated. In consideration of matters discussed on pages 2 through 4, the Dominion Resources Organization and Compensation Committee is expected to consider modifications to Mr. Capps' current employment agreement.
     Messrs. Heavenridge and Bonavia each has an employment agreement for a three-year period beginning August 12, 1994. During employment, each executive will continue to receive a salary at least equal to his August 1994 salary and will be eligible for salary increases and bonuses. At the completion of the three-year contract period, the executive will receive a completion bonus equal to 25 percent of his salary and bonus paid during the contract period. If Dominion Resources terminates the executive's employment during the contract period without cause, the executive will receive a lump sum payment equal to the present value of his salary and bonus for the balance of the contract period, the present value of the completion bonus, vesting of the restricted stock that would have vested during the contract period, and age and service credit and continued benefit plan coverage through the end of the contract period. If, during the contract
                                       22
period, Dominion Resources reduces the executive's pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, demotes him to a position that is not a senior management position, or relocates him, and the executive terminates employment within 60 days after such action, the executive will be entitled to receive the payments and benefits described above as if his employment had been terminated. The agreements also provide benefits in the event of death or disability. If the executives receive severance payments after a change in control under their employment continuity agreements (as described below), payments will not be provided under these employment agreements (except for the completion bonus) upon termination of the executive's employment.
     Dominion Resources entered into an employment agreement with Mr. Baucom as of August 12, 1994 under the same terms as described above for Messrs. Heavenridge and Bonavia. Mr. Baucom's agreement was revised in February 1995 because of his increased responsibilities. The new agreement is for a contract period that ends on March 1, 1997. During his employment, Mr. Baucom will continue to receive a salary at least equal to his August 1994 salary and will be eligible for salary increases and bonuses. At the completion of the contract period, Mr. Baucom will receive a completion bonus equal to 25% of his salary and bonus paid during the contract period, and his retirement benefits will be calculated as if he had attained age 60 and completed at least 30 years of service and will be based on his final year's salary (or five-year average salary, if greater). If Dominion Resources terminates Mr. Baucom's employment during the contract period without cause, Mr. Baucom will receive a lump sum payment equal to the present value of his salary and bonus for the balance of the contract period, the present value of the completion bonus, the enhanced retirement benefits described above, vesting of the restricted stock that would have vested during the contract period, and age and service credit and continued benefit plan coverage through the end of the contract period. If, during the contract period, Dominion Resources reduces Mr. Baucom's pay, fails to consider him for incentive awards, fails to provide benefits similar to those of other senior executives, relocates him, demotes him to a position that is not a senior management position, or takes certain other action comparable to a demotion, and does not offer Mr. Baucom another senior management position, and Mr. Baucom terminates employment within 60 days after such action, Mr. Baucom will be entitled to receive the payments and other benefits described above as if his employment had been terminated. Mr. Baucom's employment agreement also provides benefits in the event of death or disability. Mr. Baucom's prior employment continuity agreement, which provided benefits in the event of a change in control of Dominion Resources, has been terminated. In consideration of matters discussed on pages 2 through 4, the Dominion Resources Organization and Compensation Committee is expected to consider modifications to Mr. Baucom's current employment agreement.
     Dr. Rhodes has an employment agreement with Virginia Power, for a three-year period ending April 21, 1997. During the term of the agreement, if Dr. Rhodes' employment as an officer of Virginia Power is terminated for any reason other than cause, Dr. Rhodes will receive the amount that he would have otherwise received in base salary and incentive compensation for the balance
                                       23
of the term. He will also receive a benefit equal to his then annual base salary or, at his election, the retirement and other benefits that he would have received as a participant in Virginia Power's 1994 early retirement program. Virginia Power's 1994 early retirement program provided five additional years of service and age credit for purposes of retirement benefits, a severance benefit equal to six months' salary, and continuation of benefits for a period of time. If Dr. Rhodes remains in the employ of Virginia Power through April 21, 1997, he will receive a benefit when he later retires or otherwise terminates employment equal to his then annual base salary or, at his election, the retirement and other benefits that he would have received as a participant in Virginia Power's 1994 early retirement program. The payments under this agreement are provided in addition to any payments under Dr. Rhodes' employment continuity agreement. In addition to the foregoing agreement, the Settlement Agreement provides that Virginia Power will make available to Dr. Rhodes Virginia Power's 1994 early retirement program for the three-year period beginning on August 24, 1994. In consideration of matters discussed on pages 2 through 4, the Virginia Power Organization and Compensation Committee may consider modifications to Dr. Rhodes' current employment agreement.
     Dominion Resources has employment continuity agreements with key management executives, including Messrs. Heavenridge and Bonavia (but not Messrs. Capps and Baucom), which provide benefits in the event of a change in control. Virginia Power also has employment continuity agreements with its key management executives, including Dr. Rhodes. Each agreement has a three-year term and is automatically extended on each anniversary date for an additional year, unless the executive's company notifies the executive that the agreement shall not be extended.
     The employment continuity agreements do not alter the compensation and benefits available to each executive if the executive's employment with the employing company continues for the full term of the agreement. The agreements provide that, in the event of a change in control of Dominion Resources, each executive shall continue to receive total compensation (including benefits) not less than the level applicable immediately before the change in control. If, generally within three years following a change in control, the executive's employment is terminated by the executive's company without cause, the executive's company will pay continued compensation to the executive equal to the executive's average base salary and cash incentive awards for the 36-month period of employment preceding the change in control or employment termination, whichever is greater. This compensation shall be paid either in 36 equal monthly installments or in a lump sum amount equal to the present value of the installment payments. In addition, the terminating executive shall be entitled to receive any benefits due the executive under any stock or benefit plan. An executive shall not be entitled to the foregoing payments if the executive's employment is terminated for cause. If the executive's company fails to give the executive salary increases, bonuses and incentive awards comparable to those received by the executive in prior years or those received by comparable executives, reduces the executive's compensation or benefits, or diminishes the executive's status, working conditions or management responsibilities, and
                                       24
the executive terminates employment within 60 days after such action, the executive will be entitled to receive the payments described above as if his employment had been terminated. Any amounts payable after a change in control (other than supplemental retirement benefits and restricted stock) that are considered "parachute payments" under the Internal Revenue Code will be reduced to an amount that does not exceed the maximum amount that can be paid without imposition of an excise tax on "parachute payments". The company will indemnify the executive with respect to any excise tax incurred as a result of the vesting of supplemental retirement benefits, restricted stock or legal fees incurred to enforce the agreement in the event of a change in control.
     A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20 percent or more of the combined voting power of Dominion Resources' voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Resources Board before any such transactions cease to represent a majority of Dominion Resources' or its successor's Board within two years after the last of such transactions. The Virginia Power agreements also deem a change in control to have occurred in the event that the utility ceases to be an affiliate of Dominion Resources.
     The Board believes that these employment continuity agreements benefit Dominion Resources by securing the continued services of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change in control.
     Under the Executive Deferred Compensation Plan, executives may elect to defer any portion of their base salary, annual incentive cash award and/or long-term incentive cash award until they retire from the company or otherwise direct. Deferrals are credited, for bookkeeping purposes, with earnings and losses as if they were invested in either an interest-bearing account or Dominion Resources Common Stock, depending on the executive's election. All distributions are paid in cash.
                           COMPENSATION OF DIRECTORS
     The non-employee members of the Board receive an annual retainer of $19,000 and a fee of $900 for each Board or committee meeting attended. Committee Chairmen receive an additional annual retainer of $3,000. These Directors may elect to defer their annual retainer and/or their meeting fees under the Deferred Compensation Plan until they retire from the Board or otherwise direct. The deferred fees are credited, for bookkeeping purposes, with earnings and losses as if they were invested in either an interest bearing account or Dominion Resources Common Stock, depending on the Director's election.
     Also under the Plan, Dominion Resources makes payments to non-employee Directors or their designated beneficiaries upon those Directors' retirement, death or disability. Payments to a
                                       25
retired Director, including one who becomes disabled after retirement, are made for a period of four years, or for a period of years equal to the Director's service on the Board of Dominion Resources or one of its subsidiaries, whichever is longer. If a non-employee Director becomes disabled prior to retirement, these payments are made for four years. Each year, these payments equal the annual retainer in effect at the time the payments begin. Upon the death of a non-employee Director, the unpaid portion of these payments, up to a maximum of four times the annual amount due, is paid in a lump sum to the Director's designated beneficiary.
     Dominion Resources administers a Directors' Charitable Contribution Program (the Program) as part of its overall program of charitable giving. Beginning at the death of a Director, Dominion Resources will donate to one or more qualifying charitable organizations recommended by the individual Director an aggregate amount of $50,000 per year for ten years. The Program is funded by life insurance policies purchased by the company on the Directors. These policies are owned by Dominion Resources, which is also the beneficiary. The Directors derive no financial or tax benefits from the Program, since all insurance proceeds and charitable tax deductions accrue solely to the company.
                              CERTAIN TRANSACTIONS
     In August 1994, a derivative action was filed by Mr. Jack H. Ferguson and Mr. Eugene C. Keeling as shareholders of Dominion Resources in the Circuit Court of the City of Richmond, Virginia, against Messrs. Capps, Snow, Randall, Bernhardt, Spilman, Sharp and Leatherwood, Ms. Sack and Drs. Simmons and Royal. The suit alleged that the defendant Directors had engaged in various acts of mismanagement and waste of assets in connection with the corporate governance dispute which led to the execution of the Settlement Agreement. The case was dismissed by agreement of the parties in October 1994. Dominion Resources paid $75,000 to the plaintiffs' counsel under the dismissal agreement and also paid approximately $79,950 in legal fees and other defense costs for the defendants, who were entitled to be indemnified under the indemnification provisions contained in Dominion Resources' Articles of Incorporation.
     In August 1994, certain shareholders of Dominion Resources filed two class actions in the United States District Court for the Eastern District of Virginia against Dominion Resources and Mr. Capps alleging that they had violated the federal securities laws by failing to disclose certain matters that were alleged during the corporate governance dispute that led to the execution of the Settlement Agreement. The cases were dismissed with prejudice by order of the District Court in November 1994 and have not been appealed. Dominion Resources paid approximately $138,100 in legal fees and other defense costs in connection with the cases. The interests of Mr. Capps and Dominion Resources were identical in the cases and no separate defense costs were incurred for Mr. Capps. Mr. Capps was entitled to be indemnified under the indemnification provisions contained in Dominion Resources' Articles of Incorporation.
                                       26

     In October 1994, in connection with the Settlement Agreement, Dominion Resources and Virginia Power paid $77,646 and $76,530, respectively, to a law firm which represented the following persons in connection with the corporate governance dispute that led to the execution of the Settlement Agreement:
Messrs. Berry, Betts, Gottwald and Moore and Dr. Rhodes. All of such persons were Directors of Dominion Resources at the time the legal expenses were incurred. Messrs. Berry and Betts and Dr. Rhodes also were Directors of Virginia Power. Dr. Rhodes is President and Chief Executive Officer of Virginia Power.
     In January 1995, Harvey Lindsay Commercial Real Estate (HLCRE) entered into discussions that may result in HLCRE representing Rosemont/DCI Properties, Inc. (Rosemont/DCI) in the sale of one of its properties. Rosemont/DCI is an affiliate of Dominion Resources and HLCRE's principal is Mr. Lindsay, a Director of Dominion Resources and Virginia Power. If a sale transaction is completed, HLCRE would receive a fee of $99,900.
                            DESIGNATION OF AUDITORS
     The Board of Directors has designated Deloitte & Touche LLP, independent certified public accountants, as auditors of the consolidated financial statements of Dominion Resources for the year 1995. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE DESIGNATION OF DELOITTE & TOUCHE LLP.
                           MATTERS BEFORE THE MEETING
     The management and Directors are not aware of any other matters which may come before the Annual Meeting other than the matters stated in the Notice of the Annual Meeting, with the exception of a Shareholder proposal which has been omitted from the proxy statement pursuant to the Proxy Rules of the Securities and Exchange Commission. If this Shareholder's proposal or any additional matter requiring a vote of Shareholders should come before the meeting, it is the intention of the persons named on the proxy card to vote such proxy in accordance with their best judgment.
     In January 1995, Dominion Resources received a letter from Mr. Eugene C. Keeling stating that Mr. Keeling was nominating Mr. Jack H. Ferguson as "a Director candidate for the Dominion Resources Board to be elected at the shareholder meeting scheduled for April 21, 1995." The Nominating Committee considered the nomination of Mr. Ferguson and recommended the nomination of the nominees named on page 5. Mr. Keeling has stated that he will appear at the Annual Meeting for the purpose of nominating Mr. Ferguson.
                                       27

                       PROPOSALS FOR 1996 ANNUAL MEETING
     Article XXX of Dominion Resources' Bylaws provides that, in addition to any other applicable requirements, for business (other than Shareholder nominations of Director candidates) to be properly brought before the Annual Meeting by a Shareholder, the Shareholder must give timely notice in writing to the Corporate Secretary not later than 90 days prior to the date of the anniversary of the immediately preceding Annual Meeting. As to each matter, the notice must contain
(i) a brief description of the business desired to be brought before the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting with respect to such business, and the reasons for conducting such business at the Annual Meeting, (ii) the name and address of record of the Shareholder proposing such business, (iii) the class and number of shares of Dominion Resources Common Stock that are beneficially owned by the Shareholder, and (iv) any material interest of the Shareholder in such business.
     In order for a Shareholder proposal to be considered for possible inclusion in the 1996 Proxy Statement, it must be received by the Corporate Secretary of Dominion Resources no later than November 6, 1995.
                           ANNUAL REPORT ON FORM 10-K
     A COPY OF DOMINION RESOURCES' ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR 1994 ON FORM 10-K, EXCLUDING EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO LINWOOD R. ROBERTSON, SENIOR VICE PRESIDENT, TREASURER AND CORPORATE SECRETARY, DOMINION RESOURCES, INC., P. O. BOX 26532, RICHMOND, VIRGINIA 23261.
                                       28

                               TABLE OF CONTENTS


                                             PAGE

Chairman's Letter...................         cover
Notice of Annual Meeting............           i
The Proxy Process...................           1
Settlement Agreement................           2
Election of Directors...............           4
Committees of the Board.............           7
Stock Owned by Directors &
  Officers..........................           8
Compensation Committee Report.......           9
Summary Compensation
  Table.............................          16
Long-Term Incentive Plan............          17
Performance Graph...................          19
Pension Plan........................          20
Executive Supplemental Retirement
  Plan..............................          21
Retirement Benefit Funding Plan.....          21
Other Executive Agreements &
  Arrangements......................          22
Compensation of Directors...........          25
Certain Transactions................          26
Designation of Auditors.............          27
Matters Before the Meeting..........          27
Proposals for 1996 Annual Meeting...          28



                           [Dominion Resources Logo]
            NOTICE OF
            ANNUAL MEETING
            OF SHAREHOLDERS
            APRIL 21, 1995
            AND
            PROXY STATEMENT

PROXY
(Dominion Resources Logo)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors Recommends a Vote "FOR" Items 1 and 2.

1.   ELECTION OF DIRECTORS

/ /  FOR the following nominees: JOHN B. ADAMS, JR.       TYNDALL L. BAUCOM
     BENJAMIN J. LAMBERT, III    RICHARD L. LEATHERWOOD   HARVEY L. LINDSAY, JR.
     WILLIAM T. ROOS             FRANK S. ROYAL           RICHARD L. SHARP
     ROBERT H. SPILMAN

/ / WITHHOLD AUTHORITY to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

______________________________________________________________________

2. PROPOSAL TO RATIFY THE DESIGNATION OF AUDITORS
           / / FOR       / / AGAINST      / /  ABSTAIN

      The undersigned appoints JOHN B. BERNHARDT, KENNETH A. RANDALL AND LINWOOD R. ROBERTSON, or any one of them, with power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 21, 1995, and at any and all adjournments thereof.

                                           Dated _________________________, 1995

                                           Signature ___________________________

                                           Signature ___________________________
                                           If Held Jointly

           (Please mark, date, sign and mail in the enclosed envelope.)

- ---------------------------------------------------------------------------

                            DOMINION RESOURCES, INC.
                   P. O. BOX 26532, RICHMOND, VIRGINIA 23261

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the signed Shareholder. If no direction is made, this proxy will be voted "FOR" Items 1 and 2.

      Please sign exactly as name appears on the reverse side of this proxy. When shares are held by joint tenants, both should sign. When signing in a representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                      (Please date and sign on other side)